AMENDMENT TO THE
DECLARATION OF TRUST
OF
CALVERT SAGE FUND

(a Maryland Business Trust)
Dated as of September 10, 2008

WHEREAS, the Board of Trustees of Calvert SAGE Fund did on the 9th day of June 2008 make and execute in writing the Declaration of Trust of Calvert SAGE Fund, and

WHEREAS, pursuant to Section 11.1(a) of the Declaration of Trust it is deemed advisable to amend Schedule A to the Declaration of Trust,

NOW THEREFORE, the original Declaration of Trust as above described is hereby amended and changed in the following particulars, to wit:

  The reference in Schedule A is amended to delete the row relating to the Calvert Global Water Fund; and
  Schedule A is further amended to read as follows:

SCHEDULE A
Series of the Trust

Calvert Large Cap Value Fund -- Class A, C, I and Y

Except as herein changed, altered, or amended the original Declaration of Trust dated June 9, 2008 and all of its provisions are hereby confirmed and readopted by the Trustees.

IN WITNESS WHEREOF, the undersigned officer hereby certifies that the Trustees unanimously adopted this amendment to the Declaration of Trust at their regular meeting on September 10, 2008.

/s/ William M. Tartikoff

William M. Tartikoff, Esq., Secretary
4550 Montgomery Avenue
Suite 1000N
Bethesda, MD 20814